4
1
<SROS>NASD
<REPORTING-OWNER>
  0001214911
  Officer
</REPORTING-OWNER>
<SUBJECT-COMPANY>
  First Consulting Group, Inc.
  0001049758
  <IRS-NUMBER>95-3539020
</SUBJECT-COMPANY>
<PERIOD>02/21/03
4
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

[ ] Check this box if no longer subject to Section 16.
    Form 4 or Form 5 obligations may continue.
1. Name and Address of Reporting Person(s)
   Puntoriero, Michael J
   111 West Ocean Blvd.
   Long Beach, CA  90802

   (562) 624-5200
2. Issuer Name and Ticker or Trading Symbol
   First Consulting Group, Inc. (FCGI)
3. I.R.S. Identification Number of Reporting Person, if an entity (Voluntary)

4. Statement for Month/Day/Year
   2/21/2003
5. If Amendment, Date of Original (Month/Day/Year)
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   [ ] Director                   [ ] 10% Owner
   [X] Officer (give title below) [ ] Other (specify below)
   CFO/EVP Practice Support
7. Individual or Joint/Group Filing (Check Applicable Line)
   [X] Form filed by One Reporting Person
   [ ] Form filed by More than One Reporting Person

Table I   Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Security                           2)Trans-    3.Trans- 4.Securities Acquired(A)      5)Amount of    6)  7)Nature of
                                              action      action   or Disposed of (D)            Securities         Indirect
                                              Date        Code                   A               Beneficially   D   Beneficial
                                              (Month/                            or              Owned at       or  Ownership
                                              Day/Year)   Code V   Amount        D  Price        End of Month   I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                  02/20/03    P        3,000         A  $6.00        3,000          D  Direct

Table II (PART 1)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1 through 6)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          2)Conversion    3)Trans-       4)Trans-  5)Number of Derivative            6)Date Exercisable and
Security                       or Exercise     action         action    Securities Acquired (A)           Expiration Date
                               Price of        Date           Code      or Disposed of (D)
                               Derivative
                               Security                       Code  V   A                D                Exercisable  Expiration
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  $6.30           01/10/03       A         50,744                            (1)          01/10/13
to buy)
Non-Qualified Stock Option     $6.30           01/10/03       A         99,256                            (1)          01/10/13
(right to buy)

Table II (PART 2)  Derivative Securities Acquired, Disposed of, or Beneficially Owned  (Columns 1,3 and 7 through 11)
------------------------------------------------------------------------------------------------------------------------------------
1)Title of Derivative          3)Trans-  7)Title and Amount                           8)Price     9)Number of   10) 11)Nature of
Security                       action    of Underlying                                of Deri-    Derivative        Indirect
                               Date      Securities                                   vative      Securities    D   Beneficial
                                                                        Amount or     Security    Beneficially  or  Ownership
                                                                        Number of                 Owned at      I
                  -                      Title                          Shares                    End of Month
------------------------------------------------------------------------------------------------------------------------------------
Incentive Stock Option (right  01/10/03  Common Stock                   50,744                    50,744        D   Direct
to buy)
Non-Qualified Stock Option     01/10/03  Common Stock                   99,256                    99,256        D   Direct
(right to buy)

Explanation of Responses:

(1)
The two grants listed are divided between an ISO and a NQ stock option in accordance with IRS limits.  1/4th of the total shares gra nted under the two options shall vest 12 months after the date of grant and 1/48th of the shares shall vest monthly thereafter over the following 36 mos, as available by the IRS $100,000 annual vesting limitation.

SIGNATURE OF REPORTING PERSON
/S/ By: Michael Zuercher, Attorney in Fact
    For: Michael J Puntoriero
DATE 02/20/03